Exhibit 99.1

Contacts: Media Relations James Fisher 703-433-8677 james.w.fisher@sprint.com

Investor Relations
Kurt Fawkes
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS SECOND QUARTER 2007 RESULTS

•	Subscriber base increases by nearly 400,000, to 54 million; lower churn contributes to positive post-paid net additions

•	Higher post-paid ARPU and cost reductions drive strong sequential improvement in profitability

•	Continued strength in wireless data and Internet Protocol (IP) services

•	Substantial progress on efforts to enhance core business and launch strategic initiatives

•	Company stock buyback of $1.1 billion in the quarter

Second Quarter Segment Results

Wireless

•	Total revenues of $8.8 billion, an increase of 3% year-over-year and 1% sequentially; data revenues increased 40% compared to the year-ago period

•	Adjusted Operating Income* of $494 million, a decline compared to the second quarter of 2006 but a strong improvement from the first quarter

•	Adjusted OIBDA* of $2.67 billion exceeds capital investment by $1.3 billion

Wireline

•	Total revenues of $1.6 billion, flat with the year-ago period and an increase of 2% sequentially; 37% growth in IP revenues year-over-year

•	Adjusted Operating Income* of $126 million, a decline from the second quarter of 2006, but a significant increase quarter-over-quarter

•	Adjusted OIBDA* of $259 million exceeds capital investment by $114 million

RESTON, Va. — Aug. 8, 2007 — Sprint Nextel Corp. (NYSE: S) today reported second quarter 2007 financial results. In the quarter, the company reported a strong sequential improvement in post-paid net additions and profitability. The company experienced continued strong demand for wireless data services and wireline IP services and growth of the base of PowerSourceTM subscribers. Sprint Nextel also continues to build momentum around its planned WiMAX offering and to achieve key milestones in the development of high-performance push-to-talk services to be delivered on its CDMA network.

In the second quarter of 2007, diluted earnings per share (EPS) from continuing operations was 1 cent, compared to 10 cents in the second quarter of 2006, and a loss of 7 cents per share in the first quarter of 2007. Adjusted EPS before Amortization* was 25 cents, compared to 32 cents in the year-ago period and 18 cents in the first quarter of 2007. The yearly decline in earnings per share is due to a lower contribution from operations, start-up costs associated with the WiMAX initiative and increased net interest expense, partially offset by fewer common shares outstanding. The sequential improvement is due to a stronger contribution from operations.

Consolidated net operating revenues of $10.2 billion in the second quarter were 2% above the year-ago period and increased 1% sequentially. Consolidated adjusted OIBDA* of $2.9 billion declined 10% from the second quarter of 2006 but increased 12% sequentially. Second quarter capital expenditures were $1.7 billion and free cash flow* was $183 million.

Post-paid net additions increased more than 235,000 from the first quarter and were a positive 16,000 for the quarter. In the quarter, Sprint Nextel experienced strong post-paid demand on the CDMA platform. These gains were offset by lower demand for iDEN post-paid services. MVNO partners reported solid growth in what has typically been a seasonally weak quarter. At the end of the period, the company had enrollments of approximately 100,000 subscribers for the trial of the Boost Mobile unlimited local calling plan. These subscribers are reflected in the pre-paid subscriber category.

“A year ago, and again in January of this year, we highlighted areas for improvement in our core operations and outlined investments we would be making to address these areas. These investments are focused on improving iDEN network performance, increasing customer retention, enhancing our brand image and reinvigorating our third-party channels,” said Gary Forsee, Sprint Nextel chairman and CEO. “In the second quarter, Sprint began to realize benefits from our increased funding of business operations. We reported a double-digit gain in subscriber acquisitions in our business channels. We met our goal of reducing churn to 2.0%, and network performance continued to improve. Industry-leading average post-paid customer revenues of $60 in the quarter and staffing actions in the first quarter supported a strong sequential improvement in adjusted OIBDA.

“Overall we are pleased with the second quarter progress under highly competitive market conditions, and we are reiterating our 2007 targets for revenues, adjusted OIBDA and capital spending,” Forsee said. “Our focus remains on closing churn and customer care gaps, building on our recently-launched Sprint Ahead marketing campaign, and extending the EVDO footprint to meet strong demand for wireless data services. We will also continue to have significant resources assigned to the consolidation of many of our major systems, migrating customers from iDEN to CDMA utilizing PowerSource devices, preparing for the deployment of high-performance push-to-talk on our CDMA network, and cementing our plans for WiMAX deployment. While these initiatives are expected to impact reported results in the near term, we expect they will produce significant value over the long term.”

Editor’s Note:

In accordance with purchase accounting rules, Sprint Nextel’s reported results herein reflect affiliate acquisitions as of the date of the acquisition or from the start of the month closest to the acquisition date.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (in millions, except per share amounts.) Diluted EPS below is from continuing operations.

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
Financial Data	2007	2006		2007	2006
Net operating revenues	$10,162	$10,007	2%	$20,253	$20,075	1%

Adjusted operating income*	569	863	(34)%	884	1,461	(40)%
Adjusted OIBDA*	2,882	3,217	(10)%	5,465	6,161	(11)%

Income (loss) from continuing operations	19	291	(94)%	(192)	455	NM

Adjusted Earnings per Share Before Amortization*	$0.25	$0.32	(22)%	$0.43	$0.57	(25)%

Diluted earnings (loss) per share from continuing operations	$0.01	$0.10	(90)%	$(0.07)	$0.15	NM

Capex	$1,666	$1,359	23%	$3,273	$2,602	26%

Free cash flow*	$183	$761	(76)%	$680	$1,569	(57)%

The following is a discussion of Consolidated results.

•	Revenues in the quarter reflect growth in Wireless and a stable contribution from Wireline.

•	The decline in adjusted OIBDA* versus one year ago was due to lower contributions from both Wireless and Wireline, and expenses associated with WiMAX.

•	Consolidated results include operating expenses of approximately $48 million and capital investments of $51 million for the WiMAX initiative.

•

Merger and integration expenses in the quarter totaled $163 million. Starting in the second quarter, year-to-date incremental expenses associated with PowerSource devices are included in merger and integration expenses.

•	Interest expense, net of interest income, was $339 million compared to $282 million in the year-ago period, due primarily to lower cash balances.

•	The effective income tax rate in the second quarter reflects low book income and one-time state income tax benefits. The tax rate was 34.8% in the second quarter of 2006.

•	Non-cash compensation cost was $58 million in the second quarter versus $79 million in the same period in 2006.

•	Net debt* was $20.5 billion at the end of the quarter.

•	During the quarter, the company issued $750 million of new floating rate notes. The proceeds were used to fund the retirement of higher cost debt in July.

•

In the second quarter, Sprint Nextel acquired approximately $1.1 billion of its common stock through open market purchases. At the end of the second quarter, cumulative stock buybacks were approximately $3.0 billion under an approved plan that authorizes total purchases of up to $6.0 billion through the first quarter of 2008.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
Financial Data	2007	2006		2007	2006
Net operating revenues	$8,785	$8,520	3%	$17,503	$17,032	3%
Adjusted operating income*	494	687	(28)%	747	1,148	(35)%
Adjusted OIBDA*	2,671	2,929	(9)%	5,066	5,613	(10)%
Adjusted OIBDA margin*	32.7%	37.7%		31.2%	36.3%
Capex[1]	$1,371	$1,064	29%	$2,774	$2,135	30%

[1]	Capex includes re-banding capital, but excludes rebanding costs related to FCC licenses.

The following is a discussion of our Wireless results.

Subscribers

•	In the quarter, Wireless added nearly 400,000 subscribers and ended the period with a total subscriber base of 54 million, a 5 percent increase from a year ago.

•	Post-paid subscribers increased by 16,000, reflecting a gain in CDMA subscribers, offset by a decline in iDEN subscribers.

•	At the end of the quarter, the company served 41.6 million post-paid subscribers, including 25.3 million on CDMA, 15.5 million on iDEN and 850,000 PowerSource users who access both platforms.

•

Boost Mobile prepaid net subscriber additions were 169,000 for the quarter, including approximately 100,000 net additions from the Boost Unlimited plan. The total Boost Mobile base at the end of the period was nearly 4.5 million.

•	Wholesale channels added 155,000 subscribers in the quarter, and the total base at the end of the period was 7.0 million.

•	Affiliate channels added 33,000 subscribers in the quarter, increasing the base to 978,000.

•

In the quarter, the company reported strong initial sales of UpstageTM by Samsung, the first U.S. wireless phone designed with a revolutionary form factor that optimizes voice, text and music capabilities, with the look of a phone on one side and an MP3 player on the other. Strength in camera phone sales, driven primarily by the Samsung M300 and Sanyo Katana, helped increase Sprint’s sales of Vision-capable devices to 95 percent of CDMA additions for the quarter. The company also continued to see strong demand for wireless data aircards, with total users surpassing the 1 million mark in the quarter.

Churn

•

Post-paid churn for the quarter was a little more than 2.0%, compared to 2.3% in the first quarter 2007 and a little more than 2.1% in the year-ago second quarter. The company deferred the previously planned second quarter implementation of certain changes to its churn calculations until the beginning of the third quarter. These changes would have reduced second quarter reported churn by approximately 10 basis points. In the quarter, voluntary churn improved sequentially on both network platforms and involuntary churn was also lower, partially due to seasonal factors.

•	Boost Mobile prepaid churn was 6.8% for the quarter compared to 7.0% in the first quarter of 2007 and 6.0% in the second quarter of 2006.

Revenues/ARPU

•

Net operating revenues increased 3% compared to the year-ago period. This was due to a 4% increase in direct service revenues and a 33% increase in wholesale and affiliate revenues, partially offset by a 15% decline in equipment revenues. Direct service revenue growth was due to an increased subscriber base offset by lower average subscriber revenue. The lower equipment revenues are the result of lower gross additions and more competitive pricing, offset by higher customer upgrades.

•	Total revenues increased 1% sequentially due to a higher post-paid ARPU and increased wholesale revenues offset by a decline in equipment revenues. Sequentially, gross additions declined.

•

Post-paid ARPU in the quarter was a little more than $60, an annual decline of slightly more than 2%. This is an improvement from the 5% annual rate of decline in the first quarter. CDMA ARPU increased from the year-ago period while iDEN ARPU declined. Post-paid ARPU increased 1% sequentially, partially due to seasonality. On a sequential basis, CDMA ARPU increased while iDEN ARPU was flat.

•	Pre-paid ARPU was a little under $31 for the quarter, a 9% decline from the year ago period and a 5% decline sequentially. In the quarter, the Boost Unlimited plans contributed only minimal revenues.

•

Total data service revenues increased 40% compared to the year-ago period and 4% sequentially. Data contributed approximately $9.75, or 16% of overall post-paid ARPU in the quarter. Data ARPU on the CDMA platform of approximately $12.75 continued to lead the rest of the wireless industry by a substantial margin.

Operating Expenses

•	Total operating expenses were $8.5 billion in the quarter, an increase of 8% year-over-year and a decline of 2% sequentially.

•

In the quarter, costs of services increased 9% compared to the year-ago period and 2% sequentially. The increases are due to higher network costs to support a larger footprint for EV-DO. Sprint’s EV-DO revision A network, which is the nation’s largest and fastest mobile broadband network, currently reaches an area where more than 200 million people live or work and is expected to reach approximately 230 million people by year-end 2007.

•

Cost of products increased 7% year-over-year and declined 9% sequentially. The major contributors to the annual increase were handset mix and increased upgrade activity, partially offset by lower gross additions. The sequential improvement reflects higher costs in the first quarter associated with restocking Boost Mobile handsets in selected iDEN markets, lower gross additions and the elimination of incremental PowerSource costs.

•

SG&A costs increased 11% from the second quarter of 2006 and declined 5% sequentially. The annual increase is mainly due to higher advertising costs, and increased dealer commissions partially offset by lower billing and IT costs. The sequential decline is mainly due to lower headcount as well as cost savings in sales, IT and billing.

•	Depreciation expense was 1% below the year-ago period, but increased 4% sequentially due to an increase in the deployed capital asset base.

Capital Spending

In the quarter, Adjusted OIBDA* exceeded capital investment by $1.3 billion, and year-to-date the excess was $2.3 billion. Capital investment in the quarter was $1.4 billion. Capital expenditures continue to be mainly targeted at increasing network capacity and footprint and extending EVDO data coverage.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
	2007	2006		2007	2006
Net operating revenues	$1,634	$1,638	0%	$3,232	$3,304	(2)%
Adjusted operating income*	126	166	(24)%	204	283	(28)%
Adjusted OIBDA*	259	279	(7)%	464	518	(10)%
Adjusted OIBDA margin*	15.9%	17.0%		14.4%	15.7%

Capex	$145	$200	(28)%	$289	$292	(1)%

The following is a discussion of our Wireline results.

•	In the quarter, total revenues were flat year-over-year and increased 2% sequentially.

•

Internet Protocol (IP) revenues increased 37% year-over-year and 8% sequentially, due to strength in dedicated IP services for enterprise customers and strong growth in cable VoIP services. IP services now represent nearly a quarter of total wireline revenues.

•

Total voice revenues declined 4% from the year-ago period but increased 1% sequentially. Annual growth in wholesale revenues was offset by declines in consumer and retail business revenues. In the second quarter wholesale provided strong growth from the first quarter while business revenues were up modestly.

•	In the quarter, legacy data services were in line with the first quarter levels but declined 15% year-over-year, mainly due to migration to IP platform technologies.

•

Wireline is now supporting more than 2.0 million cable telephony subscribers after adding more than 300,000 subscribers in the second quarter. In the period, Cable VoIP revenues increased 60% annually.

•

Second quarter operating expenses increased 2% year-over-year and declined 4% sequentially. In the quarter, costs of services were higher to support cable telephony expansion. The first quarter staff reduction resulted in lower SG&A costs in the quarter.

•	Capital investment in the quarter of $145 million was mainly to support transport capacity and IP services.

•	Adjusted OIBDA* exceeded capital spending by $114 million for the quarter and $175 million year-to-date.

Forward-Looking Guidance

Sprint Nextel’s 2007 target financial performance includes:

•	Full-year consolidated operating revenues of $41 to $42 billion.

•	Adjusted OIBDA* of $11.0 to $11.5 billion.

•	Capital spending of approximately $7.2 billion.

The company expects to continue with its program of buying back shares of its common stock over the course of the year. The company will vary the amount and timing of these purchases from time to time as the program proceeds.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as income from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income (Loss) is defined as income (loss) from continuing operations before special items, net of tax. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Long Distance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net, from continuing operations. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, continuation of our previously announced share buy-back program, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the PCS Affiliates that we have acquired, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•

the inability of third parties to perform to our requirements under agreements related to our business operations, including a significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications, or to develop new technologies or features for our iDEN® network;

•	the impact of adverse network performance;

•	the costs of compliance with regulatory mandates, particularly requirements related to the Federal Communications Commission’s Report and Order;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving more than 54 million customers at the end of the second quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except per share data)

TABLE No. 4

	Quarter Ended		Year-to-Date
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Operating Revenues	$10,162	$10,007	$20,253	$20,075

Operating Expenses

Costs of services	2,993	2,854	5,969	5,681

Costs of products	1,311	1,170	2,690	2,423

Selling, general and administrative (1)	3,144	2,877	6,437	5,997

Severance, exit costs and asset impairments (2)	85	40	259	78

Depreciation	1,407	1,396	2,762	2,804

Amortization	906	958	1,819	1,896

Total operating expenses	9,846	9,295	19,936	18,879

Operating Income	316	712	317	1,196

Interest expense	(365)	(399)	(732)	(793)

Interest income	26	117	57	201

Other, net	17	16	13	92

Income (Loss) from continuing operations before income taxes	(6)	446	(345)	696

Income tax benefit (expense)	25	(155)	153	(241)

Income (Loss) from Continuing Operations	19	291	(192)	455

Discontinued operations, net (3)	—	79	—	334

Net Income (Loss)	19	370	(192)	789

Preferred stock dividends paid	—	—	—	(2)

Income (Loss) Available to Common Shareholders	$19	$370	$(192)	$787

Diluted Earnings (Loss) Per Common Share	$0.01	$0.12	$(0.07)	$0.26

Discontinued Operations	—	(0.02)	—	(0.11)

Diluted Earnings (Loss) Per Common Share from Continuing Operations	$0.01	$0.10	$(0.07)	$0.15

Diluted weighted average common shares	2,902	3,004	2,892	2,999

Basic Earnings (Loss) Per Common Share	$0.01	$0.12	$(0.07)	$0.26

Basic weighted average common shares	2,884	2,981	2,892	2,974

(a)	Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.

(1), (2), (3) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except per share data)

TABLE No. 5

	Quarter Ended		Year-to-Date
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Operating Revenues

Service	$7,898	$7,596	$15,713	$15,083

Equipment	611	717	1,255	1,541

Wholesale, affiliate and other	276	207	535	408

Total net operating revenues	8,785	8,520	17,503	17,032

Operating Expenses

Costs of services	2,116	1,944	4,200	3,826

Costs of products	1,256	1,170	2,635	2,423

Selling, general and administrative (1)	2,742	2,477	5,602	5,170

Merger and integration	122	32	181	63

Severance, exit costs and asset impairments (2)	85	33	226	61

Contingencies and other	5	(2)	23	(2)

Depreciation	1,272	1,284	2,501	2,569

Amortization	905	958	1,818	1,896

Total operating expenses	8,503	7,896	17,186	16,006

Operating Income	$282	$624	$317	$1,026

NON-GAAP MEASURES AND RECONCILIATIONS

Operating Income	$282	$624	$317	$1,026

Special items:

Merger and integration	122	32	181	63

Severance, exit costs and asset impairments	85	33	226	61

Contingencies and other (b)	5	(2)	23	(2)

Adjusted Operating Income *	$494	$687	$747	$1,148

Depreciation and amortization	2,177	2,242	4,319	4,465

Adjusted OIBDA *	$2,671	$2,929	$5,066	$5,613

Operating Income Margin (c)	3.5%	8.0%	2.0%	6.6%

Adjusted OIBDA Margin * (c)	32.7%	37.7%	31.2%	36.3%

(a)	Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.
(b)	Contingencies and other includes a charge associated with legal contingencies and net operating costs/income associated with the exit of a non-core line of business.
(c)	Operating Income Margin and Adjusted OIBDA Margin excludes equipment revenue and revenue generated with the non-core line of business that has been normalized out of Adjusted OIBDA.

(1), (2) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(millions, except per share data)

TABLE No. 6

	Quarter Ended		Quarter Ended		Year-to-Date
	March 31, 2007	March 31, 2006	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Income (Loss) Available to Common Shareholders	$(211)	$417	$19	$370	$(192)	$787
Preferred stock dividends paid	—	2	—	—	—	2

Net Income (Loss)	(211)	419	19	370	(192)	789
Discontinued operations, net	—	(255)	—	(79)	—	(334)

Income (Loss) from Continuing Operations	(211)	164	19	291	(192)	455
Special items (net of taxes) (a)
Merger and integration expense	60	46	100	69	160	115
Severance, exit costs and asset impairments	109	23	52	23	161	46
Contingencies and other (a)	25	—	12	—	37	—
Net gains on investment activities and equity in earnings	—	(32)	(11)	(8)	(11)	(40)
Loss on early retirement of debt	(2)	—	—	(5)	(2)	(5)

Adjusted Net (Loss) Income*	$(19)	$201	$172	$370	$153	$571

Amortization (net of taxes)	551	565	547	577	1,098	1,141

Adjusted Net Income before Amortization*	$532	$766	$719	$947	$1,251	$1,712

Diluted Earnings (Loss) Per Share	$(0.07)	$0.14	$0.01	$0.12	$(0.07)	$0.26
Discontinued operations	—	(0.09)	—	(0.02)	—	(0.11)

Earnings (Loss) Per Share from Continuing Operations	(0.07)	0.05	0.01	0.10	(0.07)	0.15
Special items (net of taxes) (a)	0.07	0.02	0.05	0.02	0.12	0.04

Adjusted Earnings Per Share*	$—	$0.07	$0.06	$0.12	$0.05	$0.19

Amortization (net of taxes) (b)	0.18	0.19	0.19	0.20	0.38	0.38

Adjusted Earnings Per Share before Amortization* (b)	$0.18	$0.26	$0.25	$0.32	$0.43	$0.57

(a)	See accompanying Notes to Financial Data.
(b)	Rounding differences are recorded to the Amortization (net of taxes) line.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions)

TABLE No. 7

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,424	$2,046
Accounts receivable, net	4,414	4,595
Inventories	1,018	1,176
Deferred tax assets	517	923
Prepaid expenses and other current assets	905	1,564

Total current assets	9,278	10,304

Investments	183	253
Property, plant and equipment, net	26,298	25,868
Goodwill	30,607	30,904
FCC licenses and other	20,512	19,935
Customer relationships, net	5,491	7,256
Other definite lived intangible assets, net	1,871	1,962
Other assets	655	679

Total	$94,895	$97,161

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,309	$3,394
Accrued expenses and other liabilities	4,286	5,261
Current portion of long-term debt and capital lease obligations	1,185	1,143

Total current liabilities	8,780	9,798

Long-term debt and capital lease obligations	21,713	21,011
Deferred tax liabilities	9,110	10,095
Postretirement and other benefit obligations	251	244
Other liabilities	3,409	2,882

Total liabilities	43,263	44,030

Shareholders’ equity
Common shares	5,902	5,902
Treasury shares, at cost	(1,895)	(925)
Other shareholders’ equity	47,625	48,154

Total shareholders’ equity	51,632	53,131

Total	$94,895	$97,161

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(millions)

TABLE No. 8

For the Year-to-Date Period Ended	June 30, 2007	June 30, 2006
Operating Activities
Net (loss) income	$(192)	$789
Income from discontinued operations	—	(334)
Provision for losses on accounts receivable	383	240
Depreciation and amortization	4,581	4,700
Deferred income taxes	(204)	193
Share-based compensation expense	131	183
Other, net	(265)	(1,083)

Net cash provided by continuing operations	4,434	4,688
Net cash provided by discontinued operations	—	903

Net cash provided by operating activities	4,434	5,591

Investing Activities
Capital expenditures	(3,390)	(3,260)
Cash collateral for securities loan agreements	866	—
Expenditures related to FCC licenses and other intangible assets	(262)	(407)
Acquisitions, net of cash acquired	—	(9,615)
Proceeds from sale of Embarq notes	—	4,447
Proceeds from the spin-off of local communications business	—	1,821
Increase in restricted cash	—	(1,032)
Proceeds from the sales and maturities of marketable securities, investments and assets, net	57	1,672
Purchases of marketable securities and investments	(3)	(473)

Net cash used in investing activities	(2,732)	(6,847)

Financing Activities
Purchase and retirements of debt	(611)	(4,477)
Proceeds from the issuance of debt securities	750	—
Borrowings under credit facility	750	—
Commercial paper issuances and maturities, net	(114)	514
Payment of securities loan agreements	(866)	—
Purchase of common shares	(1,401)	—
Proceeds from issuances of common shares	312	326
Retirement of redeemable preferred shares	—	(247)
Dividends paid	(144)	(150)

Net cash used in financing activities	(1,324)	(4,034)

Cash from discontinued operations	—	—

Change in cash and cash equivalents	378	(5,290)

Cash and cash equivalents, beginning of period	2,046	8,903

Cash and cash equivalents, end of period	$2,424	$3,613

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 9

For the Quarter Ended June 30, 2007	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$316	$282	$126	$(92)
Special items (a)
Merger and integration expense	163	122	—	41
Severance, exit costs and asset impairments	85	85	—	—
Contingencies and other	5	5	—	—

Adjusted Operating Income (Loss)*	569	494	126	(51)
Depreciation and amortization	2,313	2,177	133	3

Adjusted OIBDA*	2,882	2,671	259	(48)
Capital expenditures	1,666	1,371	145	150

Adjusted OIBDA* less Capex	$1,216	$1,300	$114	$(198)

For the Quarter Ended June 30, 2006	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$712	$624	$159	$(71)
Special items (a)
Merger and integration expense	113	32	—	81
Severance, exit costs and asset impairments	40	33	7	—
Contingencies and other	(2)	(2)	—	—

Adjusted Operating Income*	863	687	166	10
Depreciation and amortization	2,354	2,242	113	(1)

Adjusted OIBDA*	3,217	2,929	279	9
Capital expenditures	1,359	1,064	200	95

Adjusted OIBDA* less Capex	$1,858	$1,865	$79	$(86)

For the Quarter Ended March 31, 2007	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$1	$35	$23	$(57)
Special items (a)
Merger and integration expense	99	59	—	40
Severance, exit costs and asset impairments	174	141	32	1
Contingencies and other	41	18	23	—

Adjusted Operating Income (Loss)*	315	253	78	(16)
Depreciation and amortization	2,268	2,142	127	(1)

Adjusted OIBDA*	2,583	2,395	205	(17)
Capital expenditures	1,607	1,403	144	60

Adjusted OIBDA* less Capex	$976	$992	$61	$(77)

For the Quarter Ended March 31, 2006	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$484	$402	$107	$(25)
Special items (a)
Merger and integration expense	76	31	—	45
Severance, exit costs and asset impairments	38	28	10	—
Contingencies and other	—	—	—	—

Adjusted Operating Income*	598	461	117	20
Depreciation and amortization	2,346	2,223	122	1

Adjusted OIBDA*	2,944	2,684	239	21
Capital expenditures	1,243	1,071	92	80

Adjusted OIBDA* less Capex	$1,701	$1,613	$147	$(59)

(a)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 10

For the Six Months Ended June 30, 2007	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$317	$317	$149	$(149)
Special items (a)
Merger and integration expense	262	181	—	81
Severance, exit costs and asset impairments	259	226	32	1
Contingencies and other	46	23	23	—

Adjusted Operating Income (Loss)*	884	747	204	(67)
Depreciation and amortization	4,581	4,319	260	2

Adjusted OIBDA*	5,465	5,066	464	(65)
Capital expenditures	3,273	2,774	289	210

Adjusted OIBDA* less Capex	$2,192	$2,292	$175	$(275)

For the Six Months Ended June 30, 2006	Consolidated	Wireless	Wireline	Corporate, Other & Eliminations
Operating Income (Loss)	$1,196	$1,026	$266	$(96)
Special items (a)
Merger and integration expense	189	63	—	126
Severance, exit costs and asset impairments	78	61	17	—
Contingencies and other	(2)	(2)	—	—

Adjusted Operating Income*	1,461	1,148	283	30
Depreciation and amortization	4,700	4,465	235	—

Adjusted OIBDA*	6,161	5,613	518	30
Capital expenditures	2,602	2,135	292	175

Adjusted OIBDA* less Capex	$3,559	$3,478	$226	$(145)

(a)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 11

	Quarter Ended		Quarter Ended		Year-to-date
	March 31, 2007	March 31, 2006	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Wireless
Adjusted OIBDA*	$2,395	$2,684	$2,671	$2,929	$5,066	$5,613
Service, wholesale, affiliate and other net operating revenues (a)	8,064	7,688	8,167	7,779	16,231	15,467
Adjusted OIBDA margin*	29.7%	34.9%	32.7%	37.7%	31.2%	36.3%

Operating income	$35	$402	$282	$624	$317	$1,026
Operating income margin	0.4%	5.2%	3.5%	8.0%	2.0%	6.6%

Wireline
Adjusted OIBDA*	$205	$239	$259	$279	$464	$518
Total net operating revenues	1,598	1,666	1,634	1,638	3,232	3,304
Adjusted OIBDA margin*	12.8%	14.3%	15.9%	17.0%	14.4%	15.7%

Operating income	$23	$107	$126	$159	$149	$266
Operating income margin	1.4%	6.4%	7.7%	9.7%	4.6%	8.1%

Consolidated
Adjusted OIBDA*	$2,583	$2,944	$2,882	$3,217	$5,465	$6,161
Service, wholesale, affiliate and other net operating revenues (a)	9,437	9,244	9,563	9,266	19,000	18,510
Adjusted OIBDA margin*	27.4%	31.8%	30.1%	34.7%	28.8%	33.3%

Operating income	$1	$484	$316	$712	$317	$1,196
Operating income margin (a)	0.0%	5.2%	3.3%	7.7%	1.7%	6.5%

(a)	Excludes revenue generated by a non-core line of business, which has been normalized out of Adjusted OIBDA.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS

(millions)

TABLE No. 12

	Quarter Ended		Year-to-Date
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Adjusted OIBDA*	$2,882	$3,217	$5,465	$6,161
Adjust for special items	(253)	(151)	(567)	(265)
Other operating activities, net (a)	(659)	(645)	(464)	(1,208)

Cash from operating activities (GAAP)	1,970	2,421	4,434	4,688

Capital expenditures	(1,577)	(1,395)	(3,390)	(2,913)
Dividends paid	(72)	(74)	(144)	(150)
Proceeds from sales of assets	15	38	42	157
Payments for FCC Licenses	(151)	(271)	(258)	(407)
Other investing activities, net	(2)	42	(4)	194

Free Cash Flow*	183	761	680	1,569

Change in debt, net	748	(3,095)	775	(3,963)
Retirement of redeemable preferred shares	—	—	—	(247)
Purchase of common shares	(1,101)	—	(1,401)	—
Cash transferred to Embarq, net of cash received and proceeds from the sale of Embarq notes	—	6,268	—	6,268
Discontinued operations activity, net	—	69	—	367
Purchase of PCS Affiliates, Nextel Partners and Velocita, net of cash acquired	—	(6,216)	—	(9,615)
Change in restricted cash	—	(1,125)	—	(1,032)
Investments, net	5	207	12	1,037
Proceeds from issuances of common shares	243	141	312	326

Change in cash and cash equivalents—GAAP	$78	$(2,990)	$378	$(5,290)

TABLE No. 13

June 30, 2007
Total debt	$22,898
Less: Cash and cash equivalents	(2,424)
Less: Current marketable securities	(1)

Net Debt*	$20,473

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).

Sprint Nextel Corporation

OPERATING STATISTICS

TABLE No. 14

	1Q07	2Q07	YTD 2007
Wireless

Financial and Other Statistics

Direct Post-Paid Subscribers
Service revenue (in millions)	$7,418	$7,497	$14,915
ARPU	$59	$60	$60
Churn	2.3%	2.0%	2.2%
Additions (in thousands)	(220)	16	(204)
End of period subscribers (in thousands)	41,585	41,601	41,601
Hours per subscriber	16	16	16

Direct Prepaid Subscribers
Service revenue (in millions)	$397	$401	$798
ARPU	$32	$31	$31
Churn	7.0%	6.8%	6.9%
Additions (in thousands)	275	169	444
End of period subscribers (in thousands)	4,287	4,456	4,456

Wholesale Subscribers
Additions (in thousands)	467	155	622
End of period subscribers (in thousands)	6,825	6,980	6,980

Affiliate Subscribers
Additions (in thousands)	46	33	79
End of period subscribers (in thousands)	945	978	978

Total Subscribers
Additions (in thousands)	568	373	941
End of period subscribers (in thousands)	53,642	54,015	54,015
Number of cell sites on air (in thousands)	62	64	64
Adjusted OIBDA* (in millions) (1)	$2,395	$2,671	$5,066
Service, wholesale, affiliate and other net operating revenues (in millions) (2)	$8,064	$8,167	$16,231
Adjusted OIBDA margin*	29.7%	32.7%	31.2%
Capital expenditures	$1,403	$1,371	$2,774
Adjusted OIBDA* less capital expenditures	$992	$1,300	$2,292

(1)    See Tables 9 and 10 for Adjusted OIBDA* reconciliation.

(2)    Excludes $17 million of revenue generated by a non-core line of business ($10m Q1, $7m Q2), which has been normalized out of Adjusted OIBDA.

Wireline

Financial and Other Statistics (dollars in millions)

Total Wireline Net Operating Revenues	$1,598	$1,634	$3,232
Voice net operating revenue	$898	$910	$1,808
Data net operating revenue	$311	$310	$621
Internet net operating revenue	$344	$371	$715
Other net operating revenue	$45	$43	$88

Total Operating Expenses	$1,575	$1,508	$3,083
Costs of services and products	$1,112	$1,111	$2,223
Selling, general and administrative	$304	$264	$568
Depreciation	$127	$133	$260
Severance, exit costs and asset impairments	$32	$—	$32

Operating income	$23	$126	$149
Operating income margin	1.4%	7.7%	4.6%

Adjusted OIBDA*	$205	$259	$464
Adjusted OIBDA margin*	12.8%	15.9%	14.4%

Capital expenditures	$144	$145	$289
Adjusted OIBDA* less capital expenditures	$61	$114	$175

YOY voice volume growth	3%	6%	5%

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	In the second quarter and for the six months ended June 30, 2007, we recorded merger and integration costs of $163 million pre-tax ($100 million, net of tax) and $262 million pre-tax ($160 million, net of tax), respectively. In the second quarter and for the six months ended June 30, 2006, we recorded merger and integration costs of $113 million pre-tax ($69 million, net of tax) and $189 million pre-tax ($115 million, net of tax), respectively.

All merger costs were related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions. Merger and integration costs are generally non-recurring in nature and primarily include costs to prepare systems for the launch of common customer interfacing systems, processes and other integration and planning activities, certain costs to provide wireless devices that operate seamlessly between the CDMA and iDEN networks, certain customer care costs, costs to retain employees, costs related to re-branding, and other costs. Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations. In the second quarter of 2007, we reclassified certain historical merger and integration expenses from the Corporate segment to the Wireless segment to conform with the policies described above.

(2)	In the second quarter ended June 30, 2007, we recorded severance, exit costs and asset impairment charges of $85 million pre-tax ($52 million, net of tax), which consists of $41 million related to work force reductions, lease termination charges, and certain other exit costs and $44 million of asset impairments primarily related to the abandonment of various assets in the quarter. For the six months ended June 30, 2007, we recorded severance, exit costs and asset impairment charges of $259 million pre-tax ($161 million, net of tax), which consists of $207 million related to work force reductions and lease termination charges, and $52 million of asset impairments primarily related to the abandonment of various assets year to date. Severance, lease exit costs and asset impairment charges are allocated to the appropriate segment results.

In the second quarter ended June 30, 2006, we recorded severance, exit costs and asset impairment charges of $40 million pre-tax ($23 million, net of tax), which consists of $16 million in severance and related costs associated with work force reductions of legacy Sprint employees and $24 million of asset impairments primarily related to software asset impairment and abandonment. For the six months ended June 30, 2006, we recorded severance, exit costs and asset impairment charges of $78 million pre-tax ($46 million, net of tax), which consists of about $36 million in severance and related costs associated with work force reductions of legacy Sprint employees and $42 million of asset impairments primarily related to software asset impairment and abandonment. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

(3)	In May 2006, we entered into a separation and distribution agreement with Embarq Corporation, which consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods, and, at the time, was a wholly owned subsidiary, and on May 17, 2006, we completed the spin off of Embarq. The results of the discontinued operations (net of tax), have been reclassified out of the operating results as of January 1, 2006.

(4)	Contingencies and other includes a charge associated with legal contingencies and net costs associated with the exit of a non-core line of business.